Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 dated January 27, 2025) pertaining to the Venture Global, Inc. 2025 Omnibus Incentive Plan and Venture Global, Inc. 2023 Stock Option Plan of our reports dated February 22, 2024 and February 28, 2024, with respect to the consolidated financial statements and schedule of Venture Global, Inc. for each of the three years ended December 31, 2023, included in Amendment No. 2 to its Registration Statement on Form S-1 (No. 333-283964) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, VA

January 27, 2025